Denmark Bancshares, Inc.

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

/www.denmarkstate.com>www.denmarkstate.com

News Release

FOR IMMEDIATE RELEASE: February 2, 2009

CONTACT: John P. Olsen, President and CEO

Carl T. Laveck, Executive VP and Chief Credit Officer of Denmark State Bank

Dennis J. Heim, CFO

Phone: (920) 863-2161

Denmark Bancshares, Inc. Reports 15% Increase in Annual Income

John P. Olsen, President and CEO of Denmark Bancshares, Inc. ("DBI") and Denmark State Bank announced 2008 annual earnings per share of $31.84, an increase of 15% compared to 2007 annual earnings per share of $27.80. For the twelve months ending December 31, 2008 net income was $3.8 million compared with $ 3.3 million in 2007. Return on assets and return on equity for 2008 were 0.96% and 7.2%, respectively, compared with returns of 0.84% and 6.5%, respectively, for the same period one year ago.

The increase in net income was primarily due to an increase in net interest income as DBI emphasized increasing interest rate spread during 2008 which led to an increase of 40 basis points in the net interest spread from 3.24% in 2007 to 3.64% in 2008.

DBI's regulatory capital ratios remain strong, with a tier 1 capital to average assets ratio at December 31, 2008, of 13.3% compared to 13.0% as of December 31, 2007. Total capital to risk-weighted assets at year-end was 18.1% compared to 17.3% on December 31, 2007. DBI decided not to participate in the U.S. Treasury's TARP Capital Purchase Program based on these strong capital ratios.

Carl T. Laveck, Executive Vice President and Chief Credit Officer of Denmark State Bank, reported on asset quality ratios. DBI's ratio of loans over 30 days past due (including nonaccrual loans) to total loans was 5.87% as of December 31, 2008, compared to 4.02% as of December 31, 2007. DBI's recorded value of real estate acquired in satisfaction of loans was $0.9 million at year-end, as compared to $2.5 million as of the December 31, 2007, year-end. Net charge-offs for 2008 totaled $514,655 compared to net charge-offs of $764,162 in the prior year. DBI's 2008 provision for credit losses was $1 million compared to $903,000 during 2007. The ratio of allowance for credit losses to total loans was 2.11% at December 31, 2008, compared to 1.94% at December 31, 2007.

The increases in past due and nonaccrual loans are attributed to the challenging market conditions with rising unemployment, declining real estate and equity markets and volatile commodity prices. These deteriorating conditions combined with credit underwriting deficiencies in existence prior to the tightened credit policies implemented by DBI during 2006 present an ongoing challenge for 2009, especially with real estate development & investor loans. DBI's nonperforming assets to total assets were 3.96% as of December 31, 2008, compared to 2.55% one year earlier.

"We continue to focus on improving credit quality and growing earnings despite the challenges facing our industry today. DBI remains "ready to do business". We are a community based financial institution and will continue to strengthen and grow our position in the markets we serve" said Laveck.

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation.

For more information about Denmark State Bank, visit www.denmarkstate.com>.

SELECTED FINANCIAL DATA

	Year Ended December 31,
	2008	2007
INCOME STATEMENT DATA
Interest income	$24,074	$26,193
Interest expense	9,545	12,756
Net interest income	$14,529	$13,437
Less: Provision for credit losses	1,000	903
Net interest income after provision
for credit losses	$13,529	$12,534
Plus: Noninterest income	$1,601	$1,832
Less: Noninterest expense	10,955	10,190
Net noninterest expense	($9,354)	($8,358)
Income before income taxes	$4,175	$4,176
Income tax expense	384	866
Net income	$3,791	$3,310

PER SHARE DATA
Net income	$31.84	$27.80
Cash dividends declared	14.50	14.40
Book value (year end)	438.69	435.42

BALANCE SHEET DATA
Average balances:
Total loans (includes loans held for sale)	$294,363	$305,273
Investment securities	69,423	52,251
Assets	396,606	393,547
Deposits	294,982	289,021
Stockholders' equity	52,784	50,924
Year-end balances:
Total loans (includes loans held for sale)	$300,781	$303,574
Allowance for possible credit losses	6,356	5,871
Investment securities	73,031	51,715
Assets	414,072	409,934
Deposits	306,001	308,954
Long-term debt	30,850	25,750
Stockholders' equity	52,227	51,838

FINANCIAL RATIOS
Return on average equity	7.18%	6.50%
Return on average assets	0.96%	0.84%
Net interest spread (tax-equivalent)	3.64%	3.24%
Tier 1 capital to average assets	13.30%	13.00%
Tier 1 capital to risk-weighted assets	16.80%	16.00%
Total capital to risk-weighted assets	18.10%	17.30%
Allowance for credit losses to loans	2.11%	1.94%
Nonperforming assets to total assets	3.96%	2.55%
Nonperforming loans to allowance for
credit losses	243.75%	134.63%

Dollars in thousands except per share data.